IceWEB, Inc. Consummates Acquisition of Computers & Tele-Comm, Inc. and KCNAP, LLC

STERLING, Va.--(BUSINESS WIRE)--

IceWEB, Inc. – (OTC BB:IWEB), today announced that it has completed its acquisition of Computers and Tele-Comm, Inc. and KC-NAP, LLC of Kansas City (collectively “CTC”). Details will be filed in a Form 8-K with the Securities and Exchange Commission.

“We are thrilled to announce that we have completed the acquisition of CTC in Kansas City,” said Rob Howe, CEO of IceWEB. “With this acquisition, IceWEB has become a full-fledged Cloud Services provider that operates a Network Access Point, a full service data center, and provides broadband internet services via fibre and via the largest wireless ISP network in the metro Kansas City, Missouri area.

"In addition to the exceptional human and physical resources of CTC, we have now added to IceWEB some 300 high-quality commercial customers, most providing recurring revenue. Firms like American Century Investments, Crown Center, Dairy Farmers of America, Hallmark, Holiday Inn, JE Dunn, Marriott, The White House Communications Agency, and Sheraton join our portfolio. Our existing IceWEB customers and our new prospects will now be able to avail themselves of either an à la carte or a full turnkey set of cloud solutions with top-tier capabilities at highly competitive pricing, ” Howe said.

“Additionally, our pipeline of high-quality corporate, carrier and datacenter locations seeking to purchase advanced connectivity and dark fiber services is growing steadily. This is an important new day for IceWEB’s customers and shareholders,” Howe said.

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company’s e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements. In some cases you can identify those so-called “forward-looking statements” by words such as “may” “will,” “should”, “expects”, “plans”, “targets”, “believes”, “anticipates”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of those words and other comparable words. These forward-looking statements are subject to certain risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described in IceWEB, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2012 and in the Company’s subsequent filings with the SEC, which are available on the SEC’s website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

For IceWEB, Inc.
Cynthia DeMonte, 917-273-1717
ir@iceweb.com